Amendment to Chief Compliance Officer Services Agreement

This Amendment dated as of _______________, 2015 (this “Amendment”) is to the Chief Compliance Officer Services Agreement dated March 16, 2012, as amended (the “Agreement”), by and between ALPS Fund Services, Inc., a Colorado corporation (“ALPS”) and Financial Investors Trust, a Delaware statutory trust (the “Trust”).  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

WHEREAS, ALPS and the Trust wish to amend the Agreement in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.            Effective as of the date of this Amendment, the first sentence of Section 3(a) of the Agreement is hereby deleted and replaced in its entirety with the following:

As compensation for the performance of the Services on behalf of the Fund, the Trust shall pay to ALPS during the Term an annual base fee of $60,000 paid 1/12 on a monthly basis (or a pro rata portion thereof for a partial month) (the “Fee”).

2.            Effective as of the date of this Amendment, Exhibit A to the Agreement is replaced in its entirety with the new Exhibit A attached hereto and incorporated by reference herein.

3.            Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.
FINANCIAL INVESTORS TRUST,		ALPS FUND SERVICES, INC.

By:		By:
Name:	Edmund J. Burke	Name:	Jeremy O. May
Title:	President	Title:	President

Exhibit A
List of Funds
Emerald Growth Fund
Emerald Banking and Finance Fund
Emerald Insights Fund
Emerald Small Cap Value Fund